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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

To the Directors of
Fina Raffinaderij Antwerpen N.V.:

     We consent to the incorporation by reference in the Registration Statement of PetroFina S.A. on Form F-3 (File No. 333-49315) of our report dated March 22, 1999, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1999, relating to the balance sheet of Fina Raffinaderij Antwerpen N.V. as of December 31, 1998 and 1997 and the related statements of income, comprehensive income, shareholders' equity and cash flows for each of the two years ended December 31, 1998.

Klynveld Peat Marwick Goerdeler Reviseurs d'Entreprises
Represented by:

/s/  L. RUYSEN
---------------------------------------------------------
L. Ruysen

July 3, 2000

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